Exhibit 10.5

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2013 by and among QTS REALTY TRUST, INC., a Maryland corporation (the “REIT”), QUALITYTECH, LP, a Delaware limited partnership (the “Partnership”), and each Protected Partner identified as a signatory on Schedule 2.1(a), as amended from time to time.

WHEREAS, the Partnership owns certain properties that previously were owned by one or more Protected Partners and/or entities in which they owned an interest;

WHEREAS, the Protected Partners own Class A units of limited partnership interest in the Partnership (“Units”) that were previously acquired by them in exchange for interests, directly or indirectly, in assets now owned by the Partnership, including the Protected Properties (as hereinafter defined);

WHEREAS, if one or more of the Protected Properties were to be sold or otherwise disposed of in a taxable transaction, the Protected Partners would be allocated gain for federal income tax purposes;

WHEREAS, Chad L. Williams, through an entity he owns, has heretofore controlled the Partnership as its general partner;

WHEREAS, the Partnership and the REIT desire for the REIT to undertake an initial public offering, all of the net proceeds of which will be contributed by the REIT to the Partnership and which will result in the REIT becoming the general partner of the Partnership (the “IPO Transaction”);

WHEREAS, in connection with the IPO Transaction, the parties desire to enter into this Agreement regarding certain tax matters related to Protected Properties and the tax positions of the Protected Partners, including their agreement regarding amounts that may be payable by the Partnership to the Protected Partners as a result of certain actions being taken by the Partnership regarding the disposition, directly or indirectly, of interests in the Protected Properties and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, including the efforts of Chad L. Williams to facilitate the IPO Transaction, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in Section 4.2.

“Agreement” has the meaning set forth in the recitals.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Credit Agreement” has the meaning set forth in Section 9.13.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to become a “DRO Partner” as defined in the Partnership Agreement.

“Excess Payment” has the meaning set forth in Section 4.4.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“IRS” has the meaning set forth in Section 4.2.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner’s name, as amended from time to time.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.752-1(a)(2).

“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt as of the Closing Date are set forth on Schedule 3.2 hereto, which may be amended from time to time.

“Partnership” means QualityTech, LP, a Delaware limited partnership.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of QualityTech, LP, dated as of October 15, 2013, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.3.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code (including, without limitation, the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and –(b)(4)(i) as a result of revaluations of assets of the Partnership, including any revaluation occurring in connection with the IPO Transaction upon the contribution of the net proceeds thereof to Partnership) in the event of the sale of a Protected Property in a fully taxable transaction (after taking into account any adjustments under Section 743 of the Code, but excluding such Protected Partner’s corresponding share of “book gain,” if any, accruing after the Closing Date). The initial maximum amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold a Protected Property in a fully taxable transaction on the Closing Date, immediately following consummation of the IPO Transaction, for consideration equal to the Section 704(c) Value of such Protected Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Protected Property that is “book gain” attributable either (i) to appreciation in the value of the Protected Properties following the Closing

Date or (ii) to gain resulting from reductions in the “book value” of the Protected Property following the Closing Date would not be considered Protected Gain. (As used in this definition, “book gain” is any gain accruing after the Closing Date that would not be required under Section 704(c) of the Code and the applicable regulations (including the regulations referenced upon under Section 704(b) of the Code in connection with revaluations of the assets of the Partners) to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, solely in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means those persons set forth on Schedule 2.1(a) hereto as “Protected Partners” and any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in full and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(b) hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein. For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized in full, and if the acquiring entity’s disposition of such Protected Property would cause the Protected Partners to recognize gain or loss as a result thereof, such Protected Property (including any interest in such entity acquired directly or indirectly by the Partnership in connection therewith) shall still be subject to this Agreement.

“Qualified Guarantee” has the meaning set forth in Section 3.2.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.

“REIT” means QTS Realty Trust, Inc., a Maryland corporation.

“Section 704(c) Value” means the fair market value of each Protected Property as of the Closing Date, determined after taking into account the IPO Transaction, as agreed to by the Partnership and Chad L. Williams on behalf of the Protected Partners and as set forth next to each Protected Property on Schedule 2.1(b) hereto, as applicable. The Partnership shall initially carry each Protected Property on its books immediately following the IPO Transaction at a value equal to the Section 704(c) Value of such Protected Property determined as set forth above.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.

“Successor Partnership” has the meaning set forth in Section 2.2.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on January 1, 2026.

“Tax Claim” has the meaning set forth in Section 7.1

“Tax Proceeding” has the meaning set forth in Section 7.1.

“Units” means Class A units of limited partnership interest of the Partnership, as described in the Partnership Agreement.

ARTICLE 2

DISPOSITIONS OF

PROTECTED PROPERTIES

2.1 Disposition of Protected Properties. The REIT and the Partnership agree for the benefit of each Protected Partner, for the term of the Tax Protection Period, that in the event that the Partnership, directly or indirectly sells, exchanges, transfers, or otherwise disposes of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain, the provisions of Article 4 shall apply and the Partnership shall make the payments to the Protected Partners provided for in Article 4.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the rights of the Protected Partners with respect thereto under Article 4 shall extend to:

(a)	any direct or indirect disposition by a Subsidiary of any Protected Property or any interest therein;

(b)	any direct or indirect disposition by the Partnership of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder (determined taking into account the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and – (b)(4)(i) as a result of revaluations of assets of the Partnership);

(c)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder; and

(d)	any merger or consolidation of the Partnership or a Subsidiary with or into another entity unless all of the conditions set forth in Section 2.3 below are met.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or a Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

2.2 Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in Section 2.1, the Partnership or a Subsidiary may dispose of any Protected Property (or any interest therein), and Article 4 shall not apply with respect thereto, if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result (in the year of such disposition or in a later year within the Tax Protection Period) in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that:

(a)

in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4)) shall be considered subject to Section 2.1 and Article 4; and

(b)	in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Protected Partner (or for which a Protected Partner otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt).

2.3 Merger Transactions. Any merger or consolidation of the Partnership or any Subsidiary, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner recognizing part or all of the Protected Gain shall be deemed to be a disposition of the Protected Properties for purposes of Section 2.1, and Article 4 shall fully apply, except as expressly provided in this Section 2.3.

In the event of a merger or consolidation of the Partnership (or any Subsidiary) and a Successor Partnership that does not result in a Protected Partners being required to recognize all of the Protected Gain, the Successor Partnership must have agreed in writing for the benefit of the Protected Partners that all of the restrictions contained in this Agreement shall continue to apply, including but not limited to, those with respect to each Protected Property, in order for such merger or consolidation not to be reconsidered to have resulted in the recognition by the Protected Partners of all of their Protected Gain as a result thereof.

This Section 2.3, Section 2.1 and Article 4 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation to which the Partnership or the REIT is a party and in connection with which all of the following requirements are satisfied:

(1) the Protected Partner is offered either:

(A) cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or

(B) partnership interests in a partnership that would be treated as the continuing partnership under the principles of Section 708 of the Code and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes and which partnership interests have a fair value, per Unit, equal to the greater of (i) the value that the Protected Partner would have received on the date of such merger or consolidation had such Protected Partner chosen to exercise its rights under Section 8.6 of the Partnership Agreement immediately prior to such date or (ii) the amount per share (adjusted to take into account all adjustments that would result in an adjustment to the “Conversion Factor” under the Partnership Agreement) to be paid to the shareholders of the REIT in connection with such merger or consolidation (“Partnership Interest Consideration”);

(2) the Protected Partner has the ability to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement;

(3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration;

(4) any Successor Partnership in such merger or consolidation shall have complied with the preceding paragraph of this Section 2.3; and

(5) the Protected Partner elects to receive Cash Consideration.

In the event of a voluntary, actual disposition by a Protected Partner of Units in connection with a merger, consolidation or other transaction involving the Partnership that does not comply with the conditions in the prior paragraph, then Section 2.1 and Article 4 shall be considered to apply to such disposition.

In addition, if (1) there is a merger, consolidation or other transaction involving the REIT that results in the shares of the REIT (or any “Successor Entity” to the REIT as that term is used in the Partnership Agreement) not being considered to be traded on the New York Stock Exchange, and (2) there is an actual disposition by a Protected Partner of Units in connection with or immediately prior to such a merger, consolidation or other transaction (including through exercise of the “Redemption Right” provided for in the Partnership Agreement), then Section 2.1 and Article 4 shall be considered to apply to such disposition unless, immediately following such merger, consolidation or other transaction involving the REIT, the Units (or any partnership interests received in exchange therefor) held by the Protected Partner would be considered to have a fair value, per Unit (determined including rights to liquidity comparable to those provided under Section 8.6 of the Partnership Agreement), equal to the amount per share (adjusted to take into account all adjustments that would result in an adjustment to the “Conversion Factor” under the Partnership Agreement) to be paid to the shareholders of the REIT in connection with such merger or consolidation.

2.4 “Extraordinary Transactions”. In the event that there is any “Extraordinary Transaction” (as defined in the Partnership Agreement) with respect to which the general partner of the Partnership exercises its right under Section 8.6.B (iv) of the Partnership Agreement and a Protected Partner recognizes part or all of the Protected Gain as a result of the exercise by the general partner of such rights, there shall be deemed to be a disposition of all of the Protected Properties for purposes of Section 2.1, and Article 4 shall fully apply with respect thereto.

ARTICLE 3

ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY AND DEFICIT RESTORATION OBLIGATIONS

3.1 Minimum Liability Allocation. It is the Partnership’s expectation that at the time of the IPO Transaction and for the foreseeable future thereafter, each Protected Partner will be allocated Non Recourse Liabilities at least equal to the Minimum Liability Amount for such Protected Partner. If at any time after the IPO Transaction and during the Tax Protection Period, the Partnership determines that there is a reasonable possibility that a Protected Partner will not be allocated Non Recourse Liabilities at least equal to the Minimum Liability Amount for such Protected Partner for any reason (including, without limitation, any Non Recourse Liabilities ceasing to be Non Recourse Liabilities because they become subject to a guarantee by the REIT or an affiliate of the REIT), the Partnership shall immediately (and, in any event, not less than 30 days prior to the point in time at which the Protected Partner will cease to be allocated Non Recourse Liabilities at least equal to its Minimum Liability Amount (including by reason of a guarantee by the REIT or an affiliate of the REIT becoming applicable to any Non Recourse Liability)) offer to each such Protected Partner, at the Protected Partner’s option, the opportunity either (i) to enter into Qualified Guarantees of Qualified Guarantee Indebtedness or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for Protected Partners to enter into Qualified Guarantees or Deficit Restoration Obligations, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Protected Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Protected Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

3.2 Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 that satisfies the conditions set forth in Sections 3.2(i) and (iii) (a “Qualified Guarantee”); (3) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and shall be subject to all of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

(i)

each such guarantee by a Partner Guarantor shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this clause (i) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)	the fair market value of the collateral against which the lender has recourse pursuant to the terms and conditions of the Guaranteed Debt, determined as of the time the guarantee is entered into by the Partner Guarantor (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.2(v) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt);

(iii)	(A) the executed guarantee must be delivered to the lender; and (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender; and (C) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(iv)	as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation § 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(v)	the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 50% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 50% limitation set forth in this Section 3.2(v); and

(vi)	the obligor with respect to the Guaranteed Debt is the Partnership or an entity (A) which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), and (B) in which the equity interest of the Partnership in both capital and profits is not less than 50%.

The Partnership shall be deemed to satisfy the requirements of Sections 3.2(i), (ii) and (v) above if, in lieu of offering the opportunity to enter into a “bottom dollar guarantee” of indebtedness secured by specific properties, it offers the Protected Partner an opportunity to enter into a “bottom dollar guarantee” (or an indemnity on comparable terms of an existing guarantor) of a general senior unsecured obligation of the Partnership which (A) is recourse, without limitation, to all of the assets of the Partnership, (B) is made by a third party institutional lender with financial covenants that are standard for such a loan, (C) is not in default and (D) either (i) qualifies as Nonrecourse Liability of the Partnership, or (ii) is a liability that is treated as a “recourse” liability under the applicable Treasury Regulations solely because the general partner of the Partnership has liability therefor, either by reason of its status as “general partner” or due to an express guarantee entered into by the general partner; provided, however, that the “bottom guarantee” shall include an indemnification of the general partner with respect thereto sufficient to cause the Protected Partner to be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation § 1.752-2, with respect to the amount provided for in such “bottom guarantee” without increasing the financial exposure of the Protected Partner above the level that would have resulted had such liability been a Nonrecourse Liability.

3.3 Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.2(b) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity, at the option of the Protected Partner, either (1) to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor or (2) to enter into a DRO in the amount of the original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.4 Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled to include in its basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity, at the option of the Protected Partner, either (A) to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness or (B) to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness or DRO, as applicable, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness or enters into a DRO in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.

3.5 Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.2(i) and (ii) above, for purposes of making the computation provided for in Section 3.2(ii)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation § 1.752-2.

3.6 Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity, at the option of the Partner Guarantor, either to guarantee Qualified Guarantee Indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation under this Article 3 if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) (i) the Guarantee Agreement or a consent to DRO form, as applicable, to be executed (which in the case of Guarantee Agreement shall be substantially in the form of Schedule 3.7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and (ii) a brief letter setting forth (v) the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed (or, in the case of a DRO, the terms of the Partnership recourse debt), (w) a brief description of the collateral for the Qualified Guarantee Indebtedness, (x) a statement of the amount to be guaranteed (or DRO amount), (y) the address to which the executed Guarantee Agreement (or consent to DRO form) must be sent and the date by which it must be received, and (z) a statement to the effect that, if the Protected Partner fails to execute and return such Guarantee Agreement (or consent to DRO form) within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed (or that would be subject to the DRO), and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred. If a notice is properly sent in accordance with this Section 3.6, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

3.7 Presumption as to Schedule 3.7. A guarantee in the form of the Guarantee Agreement attached hereto as Schedule 3.7 that is (A) properly executed by the Partner Guarantor and the lender and (B) delivered to the lender shall be conclusively presumed to satisfy the conditions set forth in Section 3.2(i) and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3 or that are otherwise permitted pursuant to 3.2(i) and (v));

(ii)	the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.5;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

Notwithstanding the foregoing, if, due to a change in tax law after the date hereof, either the Partnership determines or a Protected Partner is advised by counsel, that there is a material risk that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or such Protected Partner, at its option shall be offered the opportunity to enter into a DRO, in an amount equal to such Guaranteed Amount so that the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law. For the avoidance of doubt, each Protected Partner hereby acknowledges and agrees that the Partnership shall not be treated as violating this Article 3 to the extent that, after such a change of tax law, the allocation of Partnership indebtedness for tax purposes to the Protected Partner cannot be achieved due to the unwillingness of such Protected Partner either to provide a guarantee or similar instrument that complies with the new tax law rules (where both such guarantee or similar instrument and the indebtedness being guaranteed is otherwise consistent to the maximum extent permitted by such new tax rules with the provisions of this Article 3) or to enter into a DRO pursuant to Section 3.8; provided, however, that the Partnership’s obligations as set forth in the last sentence of Section 3.1 shall continue to apply. Any cost and expenses incurred as a result of such a change in tax law shall be borne equally by the Partnership on the one hand and the relevant Protected Partner on the other hand.

3.8 Deficit Restoration Obligation. In the event a Protected Partner has elected to enter into a DRO, the Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to or greater than the sum of the “DRO Amounts” (as defined in the Partnership Agreement) of all Protected Partners (plus, the DRO Amounts, if any, of other partners in the Partnership). The deficit restoration obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to the aggregate DRO Amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such deficit restoration obligation are met. For the avoidance of doubt, the purpose of this Section 3.8 is not to require the Partnership to incur or increase the amount of “recourse” indebtedness, if any, to which the Protected Properties are subject, provided, however, that the Partnership maintains at the same time sufficient other “recourse” indebtedness to cover the aggregate DRO Amounts of all partners of the Partnership.

3.9 Additional Guarantee and DRO Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness. This Section 3.9 shall not obligate the Partnership to incur additional indebtedness.

ARTICLE 4

REMEDIES

4.1 Remedies. In the event that the Partnership engages in a transaction described in Section 2.1, 2.3 or 2.4 or the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay, without duplication, to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Article 3, the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner by reason of such breach;

(b)	in the case of a transaction described in Section 2.1, 2.3 or 2.4 or a violation of Article 2, the aggregate federal state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred with respect the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the Partnership Agreement;

plus in the case of either (a) or (b), an additional amount equal to the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) payable by the Protected Partner as a result of the receipt of any payment required under this Section 4.1 (including any tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment).

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

4.2 Process for Determining Payments Required Under this Article 4. If the Partnership or a Subsidiary engages in a transaction described in Sections 2.1, 2.3 or 2.4 or breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership or a Subsidiary engaged in a transaction described in Sections 2.1, 2.3 or 2.4 or breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such transaction, breach or violation and the amount of payments or damages, if any, payable to such Protected Partner under Section 4.1 (and to the extent applicable, Sections 4.4 and/or 4.5). If any such disagreement cannot be resolved by the Partnership and such Protected Partner within, as applicable, sixty (60) days after the receipt of notice from the Partnership of such transaction or breach pursuant to Section 4.3 and the amount of income to be recognized by reason thereof, (ii) 60 days after the receipt of a notice from the Protected Partner that the Partnership or a Subsidiary engaged in a transaction described in Sections 2.1, 2.3 or 2.4 or breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the

Protected Partner and the payment required to be made to such Protected Partner under Section 4.1 as a result of the transaction or breach, (iii) 10 days following the date that the Partnership notifies the Protected Partner of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 7.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent “Big Four” public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a transaction described in Sections 2.1, 2.3 or 2.4 has occurred or a breach of any of the covenants set forth Article 2 or Article 3 has occurred and, if so, the amount of payment or damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1 (and to the extent applicable, Section 4.4). All determinations made by the Accounting Firm with respect to any transaction described in Sections 2.1, 2.3 or 2.4 or the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of payments or damages payable to the Protected Partner under Section 4.1 (and to the extent applicable, Section 4.4) shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is less than 95% of the amount than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

In the case of any Tax Claim or Tax Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 7.2, the amount of taxes due to the Internal Revenue Service (the “IRS”) or any other taxing authority shall, to the extent that such taxes relate to matters covered in this Agreement, be presumed to be an amount payable pursuant to this Agreement, and the amount payable pursuant to this Agreement shall be increased by any interest and penalties required to be paid by the Protected Partner with respect to such taxes (other than interest and penalties resulting from a failure of the Protected Partner to timely and properly file any tax return or to timely pay any tax, unless such failure resulted solely from the Protected Partner reporting and paying its taxes in a manner consistent with the Partnership) so that the amount of the payment under Section 4.1 shall not be less than the amount required to be paid to the IRS or any other taxing authority with respect to matters covered in this Agreement.

4.3 Required Notices; Time for Payment. In the event that there has been a transaction described in Sections 2.1, 2.3 or 2.4 or a breach of Article 2 or Article 3, the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K-1’s to the Partnership’s federal income tax return as required in accordance with Section 7.4 below. All payments required under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

4.4 Additional Damages for Breaches of Section 2.2(b), Section 3.2 and/or Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 2.2(b), Section 3.2 and/or Sections 3.3 (i), (ii) and/or (iii) and a Protected Partner is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 4.1, required to be paid by such Protected Partner by reason of Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected Protected Partner pursuant to Treasury Regulations § 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

5.1 Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code, including, without limitation, allocations required in connection with the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and – (b)(4)(i) as a result of revaluations of assets of the Partnership (with no “curative allocations” to offset the effects of the “ceiling rule,” including upon any sale of a Protected Property).

ARTICLE 6

ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752

6.1 Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Tax Protection Period (and to the extent arrangements have been entered into pursuant to Section 3.9, for so long thereafter as such arrangements are in effect) that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations § 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness or DROs entered into pursuant other agreements with the Partnership) pursuant to Treasury Regulation § 1.752-2 equal to such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 3.1 hereto and as may be reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as IRS Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the IRS (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).

6.2 Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith, based upon the advice of counsel recognized as expert in such matters or a nationally recognized public accounting firm, that there is no “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations or that there has been a judicial determination in a proceeding to which the Partnership is a party and as to which the Protected Partners have been allowed to participate as and to the extent contemplated in Article 7 to the effect that such allocations are not correct. In no event shall this Section 6.2 be construed to relieve the Partnership from any liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

6.3 Cooperation in the Event of a Required Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.

ARTICLE 7

TAX PROCEEDINGS

7.1 Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), then the REIT or the Partnership, as applicable shall promptly (but in no event later than 20 business days after receipt of such notice) notify the Protected Partners of such Tax Claim or Tax Proceeding. In the case of a notification of a Tax Claim or Tax Proceeding received by any Protected Partner, or any notice of any current or future audit, examination, investigation or other proceeding received by a Protected Partner that involves or could involve a matter covered in this Agreement or the income tax treatment of the Transaction, the Protected Partner shall promptly notify the Partnership of such Tax Claim, Tax Proceeding, or other notice, but in no event later than 20 business days after receipt of such notice.

7.2 Control of Tax Proceedings. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner without the prior written consent of the Protected Partners (unless, and only to the extent, that any taxes required to be paid by the Protected Partners as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4 and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments); provided further that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Tax Proceeding or Tax Claim could, directly or indirectly, affect (adversely or otherwise) the Protected Partners and that the Protected

Partners shall have the right to review and comment on any and all submissions made to the IRS, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that the Partnership will consider such comments in good faith. The Protected Partners shall have the right to participate in any such Tax Proceeding or Tax Claim at their own expense.

7.3 Timing of Tax Returns; Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as practicable each year, the IRS Forms K-1 that the Partnership is required to deliver to such Protected Partners with respect to the prior taxable year. In addition, the Partnership agrees to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

ARTICLE 8

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS

8.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.

8.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 9

MISCELLANEOUS

9.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.5 Representations and Warranties Regarding Authority; Noncontravention.

9.5.1 Representations and Warranties of the REIT and the Partnership. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

9.5.2 Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.

9.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership or the REIT, to:

c/o QTS Realty Trust, Inc.
12851 Foster Street, Suite 205
Overland Park, Kansas 66213
Attention: General Counsel
Facsimile: (913) 814-7766

(i)	if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.10 Consent to Jurisdiction; Enforceability.

9.10.1 This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Kansas. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

9.10.2 Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

9.13 Subordination to Payments Under Credit Agreement.

9.13.1 In the event that under the Second Amended and Restated Credit Agreement dated as of May 1, 2013, as amended, extended, supplemented, consolidated, renewed, restated or otherwise modified from time to time (the “Credit Agreement”), by and among the Partnership, KeyBank National Association, individually and as administrative agent (in such capacity as administrative agent, the “Agent”), and the other lenders that are or may become parties thereto from time to time (the “Lenders”), the “Obligations” (as defined in the Credit Agreement) of the Partnership shall have been accelerated pursuant to Section 12.1 of the Credit Agreement, each of the Protected Partners covenants and agrees that the rights of the Protected Partners under this Agreement to any payments not yet made under this Agreement are hereby unconditionally and expressly made junior, subordinate and subject in right and time of payment and in all other respects to the indefeasible prior payment in full in cash of all of the Obligations (as defined in the Credit Agreement) and termination of any obligation of Lenders to make advances or other financial accommodations under the Credit Agreement. For the avoidance of doubt, the term “Obligations” (as defined in the Credit Agreement) shall include, but not be limited to, interest and any other amounts accruing after the commencement of any case or other proceeding relating to the Partnership or REIT under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction (“Insolvency Proceeding”) and any other interest that would have accrued but for the commencement of such Insolvency Proceeding, whether or not any such interest is allowed as an enforceable claim in such Insolvency Proceeding). If, notwithstanding this Section 9.13.1, any payment or distribution of any kind or character (whether in cash, securities, or other property) shall be received by any of the Protected Partners directly or indirectly from the Partnership in contravention of the terms of this Section 9.13.1, such payment, distribution or security shall not be commingled with any asset of such Protected Partner, but rather shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, Agent or its representative, for application to the payment of the Obligations (as defined in the Credit Agreement) remaining unpaid, until all of the Obligations (as defined in the Credit Agreement) shall have been indefeasibly paid in full in cash and Lenders have no further obligation to make advances or other financial accommodations under the Credit Agreement. The Protected Partners, REIT and Partnership each acknowledge and agree that (a) Agent and the Lenders are each an intended third party beneficiary with respect to Section 9.13.1, above, (b) Agent and the Lenders shall have standing to prosecute actions at law and in equity (any such action, a “Legal Proceeding”) to enforce compliance with this Section 9.13.1, and (c) the Protected Partners, REIT and Partnership each irrevocably waives any right, power, or privilege, to which any of them otherwise may be entitled, to assert or claim, in a motion to dismiss or as a defense or otherwise, in any Legal Proceeding that Agent and the Lenders have no standing to enforce compliance with this Section 9.13.1.

9.13.2 In the event that under the Credit Agreement dated as of December 21, 2012, as amended, extended, supplemented, consolidated, renewed, restated or otherwise modified from time to time (the “Richmond Credit Agreement”), by and among Quality Investment Properties Richmond, LLC, as the borrower (the “Richmond Borrower”), Quality Technology Services Richmond II, LLC and the Partnership, as guarantors, Regions Bank, individually and as administrative agent (in such capacity as administrative agent, the “Richmond Agent”), and the other lenders that are or may become parties thereto from time to time (the “Richmond Lenders”), the “Obligations” (as defined in the Richmond Credit Agreement) of the Richmond Borrower shall have been accelerated pursuant to Section 12.1 of the Richmond Credit Agreement, each of the Protected Partners covenants and agrees that the rights of the Protected Partners under this Agreement to any payments not yet made under this Agreement are hereby unconditionally and expressly made junior, subordinate and subject in right and time of payment and in all other respects to the indefeasible prior payment in full in cash of all of the Obligations (as defined in the Richmond Credit Agreement) and termination of any obligation of the Richmond Lenders to make advances or other financial accommodations under the Richmond Credit Agreement. For the avoidance of doubt, the term “Obligations” (as defined in the Richmond Credit Agreement) shall include, but not be limited to, interest and any other amounts accruing after the commencement of any case or other proceeding relating to the Richmond Borrower, the Partnership or REIT under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction (“Insolvency Proceeding”) and any other interest that would have accrued but for the commencement of such Insolvency Proceeding, whether or not any such interest is allowed as an enforceable claim in such Insolvency Proceeding). If, notwithstanding this Section 9.13.2, any payment or distribution of any kind or character (whether in cash, securities, or other property) shall be received by any of the Protected Partners directly or indirectly from the Partnership in contravention of the terms of this Section 9.13.2, such payment, distribution or security shall not be commingled with any asset of such Protected Partner, but rather shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, the Richmond Agent or its representative, for application to the payment of the Obligations (as defined in the Richmond Credit Agreement) remaining unpaid, until all of the Obligations (as defined in the Richmond Credit Agreement) shall have been indefeasibly paid in full in cash and the Richmond Lenders have no further obligation to make advances or other financial accommodations under the Richmond Credit Agreement. The Protected Partners, REIT and Partnership each acknowledge and agree that (a) the Richmond Agent and the Richmond Lenders are each an intended third party beneficiary with respect to Section 9.13.2, above, (b) the Richmond Agent and the Richmond Lenders shall have standing to prosecute actions at law and in equity (any such action, a “Legal Proceeding”) to enforce compliance with this Section 9.13.2, and (c) the Protected Partners, REIT and Partnership each irrevocably waives any right, power, or privilege, to which any of them otherwise may be entitled, to assert or claim, in a motion to dismiss or as a defense or otherwise, in any Legal Proceeding that the Richmond Agent and the Richmond Lenders have no standing to enforce compliance with this Section 9.13.2.

[Signature page follows.]

IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

QTS REALTY TRUST, INC.,
a Maryland corporation

By:	/s/ Shirley E. Goza
	Name:	Shirley E. Goza
	Title:	Secretary and General Counsel

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS REALTY TRUST, INC.,
its sole General Partner

	By:	/s/ Shirley E. Goza
	Name:	Shirley E. Goza
	Title:	Secretary and General Counsel

CHAD L. WILLIAMS, for himself and on behalf of all other Protected Partners:

/s/ Chad L. Williams

[Signature Page to Tax Protection Agreement]

SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT*

Schedule 2.1(a)	List of Protected Partners

Schedule 2.1(b)	Protected Properties and Estimated Initial Protected Gain for Protected Partners

Schedule 3.1	Minimum Liability Amount

Schedule 3.2	Partner Guarantors and Guaranteed Debt

Schedule 3.7	Form of Guarantee Agreement

*	The Company agrees to furnish, supplementally, a copy of omitted Schedules and Exhibits upon request.